Exhibit 99.1
Charah Solutions, Inc. Reports Second Quarter 2022 Results
Company Announces Agreement for First EnviroSource Deployment
Reported Revenue of $77.1 million for the Period; New Awards of $328 million Year-to-Date
Backlog of Future Work Stands at $1.55 billion; Extends to 2036

Louisville, KY – August 15, 2022 – Charah Solutions, Inc. (NYSE: CHRA) (“Charah Solutions” or the “Company”), a leading provider of environmental services and byproduct recycling to the power generation industry, today announced financial results for the second quarter of 2022.
Second Quarter Financial Results
For the three months ended June 30, 2022, the Company reported revenue of $77.1 million as compared to $63.5 million for the same period in 2021 and $66.1 million for the three months ended March 31, 2022. Gross profit was $2.7 million for the three months ended June 30, 2022 as compared to $6.9 million for the same period in 2021 and negative $3.8 million for the three months ended March 31, 2022. Net loss attributable to Charah Solutions, Inc. was $9.6 million for the three months ended June 30, 2022 as compared to $4.2 million for the same period in 2021 and $12.0 million for the three months ended March 31, 2022. Adjusted EBITDA(1) was $2.8 million for the three months ended June 30, 2022 as compared to $6.5 million for the same period in 2021 and $0.4 million for the three months ended March 31, 2022.
(1)This is a non-GAAP financial measure; see below for an explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
Several factors impacted financial results in the second quarter of 2022. As previously discussed, increased costs associated with the completion and demobilization of three legacy projects continued into the second quarter. However, two of the projects have now been completed, and the third is substantially complete. Additionally, as expected, the startup challenges relating to the two large beneficial use projects previously discussed continued in the quarter. The Company continues to forecast improvement in these long-term projects in the second half of the year. Charah Solutions also continues to work closely with customers on contract adjustments and billing milestones that we expect will provide recovery of certain costs incurred to-date and improve contractual profitability and cash flow during the second half of the year and throughout the remaining contract period.
“Charah Solutions’ business results and growth prospects improved in the second quarter,” said Scott Sewell, President and Chief Executive Officer of Charah Solution. “We are not the same Company we were at our IPO or even two years ago. With the addition of our highly profitable environmental risk transfer (“ERT”) business and our first commercial EnviroSource beneficiation technology agreement, we now have five dynamic income streams. Opportunities across all our business categories – Remediation and Compliance, Byproduct Services, which includes EnviroSource, ERT and Raw Material Sales – are expanding, and our pace of new awards is again accelerating. Though our second quarter continued to be impacted by legacy construction projects and startup challenges relating to two long-term beneficial use projects, we expect improvement in the second half of 2022, and we are well positioned for future earnings and cash flow growth,” continued Mr. Sewell.
First EnviroSource℠ Beneficiation Technology Award
Charah Solutions is very excited to announce that it has been awarded, and the parties have agreed on the principal terms of a long-term contract for the Company’s proprietary EnviroSource℠ fly ash beneficiation technology to recycle reclaimed ash with a major utility in the Western U.S. The parties are actively working to finalize and sign definitive contract documents. Charah Solutions’ EnviroSource technology makes formerly unusable fly ash stored in ponds and landfills marketable to ready-mix concrete producers to be beneficially used in the production of concrete, providing a superior product at a lower cost. The Company expects to beneficiate and recycle approximately 130,000 tons of ash per year over the ten-year life of the contract from two of the customer’s ash ponds.
All beneficiated ash is expected to be sold into the local ready-mix concrete market as a substitute for Portland cement. By reducing the need for Portland cement, a leading contributor to greenhouse gases, we believe this first environmentally sustainable recycling project will save over 500,000 tons of CO2 from entering the atmosphere. Deployment of our innovative EnviroSource technology should also help reduce groundwater risk in and around the current ash storage facilities. The Company expects construction to begin in the second half of this year, with commissioning in the later part of 2023.
“We are thrilled to reach an agreement on this much anticipated long-term contract for our first in-the-field EnviroSource unit,” said Mr. Sewell. “We believe this ash recycling technology will be a game-changer as our customers now have a cost-effective and sustainable solution to address their environmental remediation requirements, and that will help drive a much-needed reduction of greenhouse gases through the replacement of Portland cement. EnviroSource requires a far less significant capital investment compared to other alternatives on the market while at the same time increasing the tonnage of beneficiated fly ash used in concrete production and decreasing the use of natural resources.
“We take our ESG commitments seriously, and we expect that this innovative technology will further enable us to meet and exceed our environmental goals as well as those of our customers. With an estimated $3 billion addressable market for environmentally friendly Portland cement substitutes, and as the efforts to reduce greenhouse gases in the U.S. continue to accelerate, we believe there are substantial opportunities to deploy our EnviroSource beneficiation technology to address this need. We believe the deployment of this inaugural

EnviroSource unit will represent the first of many facilities we expect to install nationwide to benefit our utility partners and ready-mix customers,” concluded Mr. Sewell.
ERT Project Progress
Charah Solutions closed on two new ERT projects in April with GenOn –– the Avon Lake facility in Ohio and the Cheswick facility in Pennsylvania. In July, the Avon Lake Environmental Redevelopment Group (“ALERG”), Charah Solutions’ wholly-owned ERT subsidiary, along with the mayor of Avon Lake and representatives from the Avon Lake Community Investment Corporation, held a public meeting for the citizens of the Avon Lake area to participate in the unveiling of the Company’s project redevelopment plans, ask questions and provide feedback. Since closing on the property, scrap sales have begun at Avon Lake, and the Company expects the income from sales of recyclable scrap and parcels to exceed original projections.
Before beginning operations at the Cheswick ERT project, Charah Solutions received $35.3 million in restricted and unrestricted cash upfront and recognized a $4.5 million deferred gain based on the excess of cash received for the Cheswick parcels over the recorded asset retirement obligations (“ARO”). The Company expects to recognize this deferred gain into earnings as the ARO work is performed. Additionally, scrap sales activities have also begun at Cheswick. At both Cheswick and Avon Lake, the Company expects to recognize significant positive cash flows over the lives of the projects driven by the redevelopment of attractive real estate parcels and large volume sales of recyclable scrap and equipment. With the closing of the Avon Lake and Cheswick ERTs in the second quarter, Charah Solutions recorded restricted and unrestricted cash receipts of $38.2 million. Charah Solutions continues to believe that the Avon Lake and Cheswick ERT projects will be outstanding projects for the citizens of the communities where these facilities are located and for the Company’s shareholders.
At the Gibbons Creek ERT project, remediation activities continue to run ahead of schedule, and the Company expects to complete all remediation work in early 2023. All remaining real estate parcels at Gibbons Creek are under contract to be sold, and the Company expects closing on these parcel sales to resume in the second half of the year and into early 2023. Since the beginning of the Gibbons Creek project, the Company has recorded approximately $44 million of gross proceeds from real estate parcel and scrap sales. With the anticipated sales of the remaining parcels that are under contract with third parties, Charah Solutions anticipates the total gross proceeds from real estate parcel and scrap sales to be approximately $68 million. Additionally, the Company has recognized project-to-date gains on ARO settlements of $7.6 million resulting from differences between the estimated costs used in the initial measurement of the fair value of the Company's AROs and the actual costs incurred for specific remediation tasks recognized on a proportionate basis. Charah Solutions expects to recognize further gains on ARO settlement through the completion of the project.
“ALERG, Charah Solutions, and our ERT partners were very pleased to join with the mayor of Avon Lake and members of the Avon Lake Community Investment Corporation to publicly unveil our “once in a lifetime” lakefront transformation project overview and initial redevelopment options to the citizens of the city of Avon Lake last month,” said Mr. Sewell. “Our team, along with city leaders, has been planning and identifying options for the best use of the property with the intent to benefit all members of the community, drive economic impact, increase the tax base, and create jobs, all while sustainably redeveloping the site for the betterment of the environment. This project is a generational opportunity to reframe the former power plant site into a regional attraction while restoring the lakefront ecosystem. Along with the Cheswick ERT and the highly successful Gibbons Creek ERT that is rapidly concluding, we are tremendously excited about the future of our ERT business.”
Additional Business Updates
New Contract Awards
Charah Solutions’ year-to-date new awards have grown to $328 million, driven by a 9-year multi-pond ash remediation project with a long-term utility partner in the Southeast and the first EnviroSource award. The Company also announced other awards, including three coal ash remediation and byproduct services contracts across Louisiana and Arkansas.
“We were pleased that new customer awards have accelerated since the first quarter with the four new awards with regulated utilities we announced," continued Mr. Sewell. “We are honored to be trusted by a long-term utility partner in the Southeast with one of the largest and longest-term contracts in Charah Solutions’ history. Additionally, we recently announced three ash pond remediation and landfill operations contracts across Louisiana and Arkansas. These Remediation and Compliance and Byproduct Services projects are the historic core of our business, and we are pleased to continue to be recognized as a leader in this space. Together, these projects bring our year-to-date new awards to over $328 million,” concluded Mr. Sewell.
Contracted Backlog
Combined with record new project awards in each of the past three years, year-to-date 2022 awards bring the Company’s estimated backlog of future work to $1.55 billion of revenue, extending 14 years, to 2036. In presenting the Company’s revenue backlog for the first time, Charah Solutions is pleased to provide better visibility and transparency into its long-term book of work spread across the Remediation and Compliance and Byproduct Services categories, which make up 41% and 59% of the backlog, respectively. This $1.55 billion revenue backlog does not include ongoing ERT projects, which are recorded through other income instead of revenue, or revenue from raw material sales, which are not under long-term contracts but are expected to continue into the future. With this strong and growing backlog of work, Charah Solutions is well positioned to grow top-line revenue and cash flow, accelerate the positive momentum seen across the Company’s lines of business, and be the partner of choice for solving customers' most complex environmental challenges.
“We are very happy to provide more information about the value and term of our $1.55 billion, 14-year backlog in the Remediation and Compliance and Byproduct Services businesses. In addition to having the largest backlog in the Company’s history, we are also expecting over 30% growth in our raw materials business, and we are tremendously excited about the continued success and growth of our ERT business, which we believe will further add to the Company’s profitability and positive cash flows. Charah Solutions’ broad range of environmental remediation and byproduct management services are in demand and growing, and we are working hard to execute and further earn the trust of our customers every day.”
Pipeline and New Bid Activity
Since the end of the first quarter, Charah Solutions’ pipeline for pending work, for which the Company has submitted a bid but has not yet been awarded, increased to $3.5 billion. The Company’s opportunity set for new bid work expanded from $8 billion to $10.2 billion as the Company tracks anticipated requests for proposals that are projected to be awarded over the next two years.
“As previously discussed, we expected to see customer activity pick-up in the second half of the year following the slowdown we saw earlier this year after the EPA’s January 11, 2022 announcement strengthening the 2015 CCR Regulations,” said Mr. Sewell. “During the second quarter, we saw increased market activity with respect to customer interactions, inquiries and RFPs. Our opportunity set continues to expand as our utility and independent power producer customers address their environmental remediation requirements. We are encouraged by the continued expansion in the addressable market. We are particularly excited about the potential growth in our ERT opportunities based on increases in our RFPs and unsolicited bids we have made to potential ERT customers during the year. I want to thank all of our dedicated team members as they work hard every day to operate safely, provide outstanding service to our customers and help keep Charah Solutions on the positive track we are on today.”
Cash & Liquidity
As of June 30, 2022, the Company had $7.1 million of cash on hand and borrowing capacity under its Asset-Based Lending Credit Agreement (the “Credit Agreement”) of $17.0 million for total liquidity of $24.1 million. Charah Solutions had no borrowings outstanding under the Credit Agreement as of June 30, 2022, and the springing financial covenant was not in effect. On August 15, 2022, the Company entered into Amendment No. 1 to the Credit Agreement (“the Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, the lenders party thereto and certain subsidiary guarantors named therein. The Credit Agreement Amendment will, among other things, permit the Company to include certain gains on ARO settlements and cash received for deferred gains from ERT projects in the calculation of the Company’s financial covenant, and permit the Company (and certain of its subsidiaries) to guarantee the Term Loan Borrower’s obligations under the Term Loan Agreement, as described below. As of June 30, 2022, after taking into account the effect of Amendment No 1, the Company would have met the financial covenant had it been in effect.
As of August 15, 2022, based on the undrawn letters of credit utilization of $10.7 million, borrowings of $9.5 million under the Credit Agreement and applicable financial covenant requirements, springing covenants would become applicable if the Company were to borrow an additional amount in excess of approximately $1.8 million under the Credit Agreement.
On August 15, 2022, Gibbons Creek Environmental Redevelopment Group, LLC (“GCERG”), a subsidiary of Charah Solutions, entered into a senior secured term loan agreement (the “Term Loan Agreement”) with Charah Preferred Stock Aggregator, LP, an affiliate of Bernhard Capital Partners Management, LP, the Company's majority voting shareholder. The Term Loan Agreement allows GCERG to transfer the proceeds of any cash drawn under the loan to Charah, LLC. Borrowings under the Term Loan Agreement accrue interest at a percentage per annum equal to 12.0%, with interest payments due on the first business day of each calendar quarter following the effective date of the Term Loan Agreement, and on the maturity date. The Term Loan Agreement is secured by the remaining unsold parcels at the Company’s Gibbons Creek ERT project and is guaranteed on an unsecured basis by Charah Solutions, Inc. and Charah, LLC. The Term Loan Agreement is scheduled to mature upon the earlier of the sale of all of the remaining GCERG parcels or April 15, 2024, and provides for liquidity in an aggregate principal amount of up to $20.0 million.
After giving consideration to the Term Loan Agreement, as of August 15, 2022, the Company has liquidity of approximately $24.7 million before incurring testing of the springing covenant under the Credit Agreement and approximately $32.8 million assuming full current availability of the Credit Agreement.
2022 Guidance Progress
Charah Solutions today updates the guidance ranges previously given on its first quarter 2022 earnings call. Revenue for the year is now projected to be $310 - $340 million, reduced from the previous range of $325-$365 million; net loss attributable to Charah Solutions is now expected to be $10 - $30 million, previously $8-$12 million; Adjusted EBITDA(2) guidance is reduced to a range of $25 - $30 million from previous guidance of $35-$40 million; and Adjusted free cash flow(2) for the year is now projected to be $5-$10 million, from a previous projection of $5-$15 million. The Company’s ability to realize the updated guidance range assumes successful negotiation of the customer contract adjustments previously discussed. The reductions in the Adjusted EBITDA(2) and Adjusted free cash flow(2) guidance from the ranges previously provided are due to an expected push out in the timing of earnings recognized from ERT projects and increased costs associated with the completion and demobilization of legacy projects previously discussed.
(2)The forward-looking measures of 2022 Adjusted EBITDA and Adjusted free cash flow are non-GAAP financial measures that cannot be reconciled to net loss attributable to Charah Solutions, Inc., and cash flows from operating activities, respectively, as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking measures.
Conference Call and Webcast
Charah Solutions will host a conference call at 8:30 a.m. ET on Tuesday, August 16, 2022, to discuss second quarter 2022 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.
To register to participate live in this conference call, please register at https://conferencingportals.com/event/ITqMjowz. A confirmation email will be sent after registering, including dial-in details and a unique code for entry. We recommend registering a day in advance or, at a minimum, 15 minutes before the scheduled start time of the call. Participants may also listen to the conference call via webcast by visiting the Investor Relations section of the Charah Solutions website at ir.charah.com.

A webcast replay will be available on the Investors section of the Charah Solutions website at ir.charah.com after 11:30 a.m. ET on Tuesday, August 16, 2022. In addition, an audio replay will be available for one week following the call and will be accessible by dialing (800) 770-2030. The access code is 13653.
A supplementary presentation will also be available on the Investors section of the Charah Solutions website at ir.charah.com.
About Charah Solutions, Inc.
With more than 30 years of experience, Charah Solutions, Inc. is a leading provider of environmental services and byproduct recycling to the power generation industry. Based in Louisville, Kentucky, Charah Solutions assists utilities and independent power producers with all aspects of sustainably managing and recycling ash byproducts generated from the combustion of coal in the production of electricity. The Company also designs and implements solutions for ash pond management and closure, landfill construction, structural fill projects, power plant remediation, and site redevelopment. Charah Solutions is the partner of choice for solving customers' most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit, please visit https://charah.com/.

Investor Contact
Roger Shannon, Chief Financial Officer and Treasurer
Charah Solutions, Inc.
ir@charah.com
(502) 245-1353

Caldwell Bailey
ICR, Inc.
Caldwell.Bailey@icrinc.com
(646) 677-1894

Media Contact
Tamara Davis
PriceWeber Marketing
media@charah.com
(270) 202-8516
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and “guidance,” similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. See the Company’s Form 10-K for the year ended December 31, 2021 and other periodic reports as filed with the Securities and Exchange Commission for further information regarding risk factors.
Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA and Adjusted EBITDA margin are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted EBITDA as net loss attributable to Charah Solutions, Inc. before income from discontinued operations, net of tax, interest expense, net, loss on extinguishment of debt, income taxes, depreciation and amortization, equity-based compensation, impairment expense (including inventory reserves), gain on change in contingent payment liability and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue.
Management believes Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance compared to our peers, without regard to our financing methods or capital structure. Management excludes the items listed above from net loss attributable to Charah Solutions, Inc. in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within Charah Solutions’ industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss attributable to Charah Solutions, Inc. determined according to GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Charah Solutions’ Adjusted EBITDA presentation should not be construed as an indication that the Company’s results will be unaffected by the items excluded from Adjusted EBITDA. Charah Solutions’ computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. Charah Solutions uses Adjusted EBITDA margin to measure the Company’s business's success in managing its cost base and improving profitability. A reconciliation between Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., Charah Solutions’ most directly comparable financial measure calculated and presented in accordance with GAAP, along with a calculation of the Company’s Adjusted EBITDA margin is included in the supplemental financial data attached to this press release.
Adjusted net loss attributable to common stockholders and Adjusted loss per basic/diluted share are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted net loss attributable to common stockholders as net loss attributable to common stockholders less, on a post-tax basis, income from discontinued operations, net of tax, and plus, on a post-tax basis, loss on extinguishment of debt, impairment expense (including inventory reserves) and transaction-related expenses and other items. Management excludes the items listed above to provide a more meaningful comparison of the Company’s operating performance when compared to prior periods. Adjusted net loss and Adjusted loss per basic/diluted share should not be considered as an alternative to, or more meaningful than net loss attributable to common stockholders. or loss per basic/diluted share determined in accordance with GAAP. A reconciliation of Adjusted net loss and Adjusted loss per basic/diluted share to the most directly comparable financial measure calculated and presented in accordance with GAAP is provided in the supplemental financial data attached to this press release.
Adjusted free cash flow is not a financial measure determined in accordance with GAAP. We define Adjusted free cash flow as cash flows from operating activities, cash and restricted cash received from ERT transactions and proceeds from the sales of real estate, property and equipment, less cash used for capital expenditures. We include cash and restricted cash received from ERT transactions and proceeds from the sales of real estate, property and equipment and deduct cash used for capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider Adjusted free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The Company uses non-GAAP measures internally as a key performance measure of the results of operations for purposes of evaluating performance. These measures facilitate comparison of operating performance between periods and help investors better understand Company’s operating results by excluding certain items that may not be indicative of the Company's core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP and should not be considered as an alternative to, or more meaningful than, net income or earnings per basic/diluted share (as determined in accordance with GAAP) as a measure of our operating results.
BACKLOG
Backlog amounts are determined based on, among other things, contracted fixed price and lump sum awards, contracted unit price awards, contracted Byproduct Services awards based on customer-provided CCR projections with the Company’s experience-based estimates of market sales prices, and the recently awarded EnviroSource project. These estimates may prove inaccurate, which could cause estimated revenue to be realized in periods later than originally expected or not at all. We have occasionally experienced postponements, cancellations, and reductions in expected future work due to changes in our customers’ spending plans, estimated plant production, market volatility, supply and demand and regulatory and other factors. In certain volume-based contracts, our customers are not contractually committed to providing certain byproduct volumes. There can be no assurance as to the accuracy of our estimates or that contracts included in our backlog will be profitable. As a result, our backlog as of any particular date is an uncertain indicator of future revenue and earnings.
GUIDANCE LANGUAGE
This guidance is based on our current expectations of no material worsening of the COVID-19 pandemic, specifically including, but not limited to, no material customer work stoppages, no significant employee absences, no exacerbated supply chain or transportation issues and no government-mandated quarantines. Any worsening of the COVID-19 pandemic could materially affect our 2022 outlook. Although we have not experienced significant disruptions thus far from the pandemic due to the critical nature of our customers’ operations, the pandemic or any future major public health crisis could impact our business, consolidated results of operations and financial condition in the future. We are monitoring the impact on our business of current macroeconomic conditions, particularly with regard to the availability and cost of labor, and supply chain issues, particularly affecting transportation logistics and the availability of certain materials. We have observed an overall tightening and increasingly competitive labor market, although we have not experienced any material disruptions due to labor shortages. A sustained labor shortage or an increase in turnover, whether attributable to the COVID-19 pandemic or general macroeconomic conditions, could result in higher labor costs, for us or our subcontractors. Supply chain issues, including shortages of equipment, vehicles and construction supplies, affecting us or our subcontractors could increase our costs or cause delays in our ability to complete our projects. In addition, there are timing uncertainties associated with the startup of recently announced customer awards, including ERT awards. As with our 2021 results, the impact of weather, including hurricanes, excessive rain or moderate temperatures, could adversely affect our results.

CHARAH SOLUTIONS, INC.
Condensed Consolidated Balance Sheets
(in thousands, except par value amounts)
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash	$7,071	$24,266
Restricted cash	50,576	34,908
Trade accounts receivable, net	43,951	49,303
Contract assets	34,000	26,844
Inventory	5,168	6,289
Prepaid expenses and other current assets	9,514	6,113
Total current assets	150,280	147,723
Real estate, property and equipment, net	106,197	70,473
Goodwill	62,193	62,193
Intangible assets, net	49,584	53,531
Equity method investments	7	7
Other assets	10,373	10,180
Total assets	$378,634	$344,107

Liabilities, mezzanine equity and stockholders’ equity
Current liabilities:
Accounts payable	40,951	30,641
Contract liabilities	5,702	6,199
Capital lease obligations, current portion	9,737	6,979
Notes payable, current maturities	8,010	7,567
Asset retirement obligations, current portion	47,542	27,534
Accrued liabilities	28,220	36,874
Other current liabilities	460	460
Total current liabilities	140,622	116,254
Deferred tax liabilities	1,309	949
Contingent payments for acquisitions	1,950	1,950
Asset retirement obligations	36,187	14,879
Capital lease obligations, less current portion	26,563	19,444
Notes payable, less current maturities	130,942	133,661
Deferred gain and other liabilities	5,118	641
Total liabilities	342,691	287,778

Commitments and contingencies

Mezzanine equity
Series A Preferred Stock — $0.01 par value; 50,000 shares authorized, 26 shares issued and outstanding as of June 30, 2022 and December 31, 2021; aggregate liquidation preference of $34,873 and $32,712 as of June 30, 2022 and December 31, 2021, respectively	39,915	35,532

Stockholders’ equity
Retained losses	(116,322)	(94,679)
Common Stock — $0.01 par value; 200,000 shares authorized, 33,722 and 33,408 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	337	334
Additional paid-in capital	111,754	114,880
Total stockholders’ equity	(4,231)	20,535
Non-controlling interest	259	262
Total equity	(3,972)	20,797
Total liabilities, mezzanine equity and stockholders’ equity	$378,634	$344,107

CHARAH SOLUTIONS, INC.
Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue	$77,110	$63,518	$143,161	$115,625
Cost of sales	(74,436)	(56,598)	(144,254)	(103,120)
Gross profit	2,674	6,920	(1,093)	12,505
General and administrative expenses	(9,238)	(9,379)	(18,190)	(18,811)
Gain on sales-type lease	—	—	—	5,568
Gains on sales of real estate, property and equipment, net	2,798	2,696	6,341	3,243
Gain on ARO settlement	1,557	—	4,008	—
Other operating expenses from ERT services	(2,586)	(1,007)	(3,253)	(1,297)
Operating (loss) income	(4,795)	(770)	(12,187)	1,208
Interest expense, net	(4,467)	(3,314)	(9,040)	(6,549)
Income (Loss) from equity method investment	—	(11)	—	191
Loss before income taxes	(9,262)	(4,095)	(21,227)	(5,150)
Income tax expense	341	72	419	229
Net loss	(9,603)	(4,167)	(21,646)	(5,379)
Less (loss) income attributable to non-controlling interest	—	—	(3)	74
Net loss attributable to Charah Solutions, Inc.	(9,603)	(4,167)	(21,643)	(5,453)
Deemed and imputed dividends on Series A Preferred Stock	(150)	(148)	(299)	(295)
Series A Preferred Stock dividends	(1,571)	(2,148)	(3,661)	(4,215)
Net loss attributable to common stockholders	$(11,324)	$(6,462)	$(25,603)	$(9,963)

Net loss attributable to common stockholders per common share:
Basic	$(0.34)	$(0.21)	$(0.76)	$(0.33)
Diluted	$(0.34)	$(0.21)	$(0.76)	$(0.33)

Weighted-average shares outstanding used in loss per common share:
Basic	33,642	30,450	33,526	30,282
Diluted	33,642	30,450	33,526	30,282

CHARAH SOLUTIONS, INC.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(21,646)	$(5,379)
Adjustments to reconcile net loss to net cash and restricted cash (used in) provided by operating activities:
Depreciation and amortization	13,390	12,315
Paid-in-kind interest on long-term debt	—	2,448
Impairment expense	—	127
Amortization of debt issuance costs	1,141	331
Deferred income taxes	361	229
Gain on sales-type lease	—	(5,568)
Gains on sales of real estate, property and equipment	(5,982)	(4,140)
Income from equity method investment	—	(191)
Non-cash share-based compensation	1,537	998
Gain on interest rate swap	—	(201)
Gain on ARO settlements	(4,008)	—
Increase (decrease) in cash and restricted cash due to changes in:
Trade accounts receivable	5,640	4,695
Contract assets and liabilities	(8,931)	20,479
Inventory	1,121	(607)
Accounts payable	11,327	1,986
Asset retirement obligation	(19,156)	(3,387)
Other assets and liabilities	(11,675)	(13,893)
Net cash and restricted cash (used in) provided by operating activities	(36,881)	10,242

Cash flows from investing activities:
Net proceeds from the sales of real estate, property and equipment	8,394	4,232
Purchases of property and equipment	(3,148)	(2,829)
Cash and restricted cash received from ERT transaction	38,239	34,900
Payments of working capital adjustment and other items for the sale of subsidiary	—	(7,367)
Distribution received from equity method investment	—	1,015
Net cash and restricted cash provided by investing activities	43,485	29,951

Cash flows from financing activities:
Net proceeds on the line of credit	—	778
Proceeds on asset-based lending credit agreement	2,000	—
Payments on asset-based lending credit agreement	(2,000)	—
Proceeds from long-term debt	1,824	1,009
Principal payments on long-term debt	(5,059)	(11,631)
Payments of debt issuance costs	(178)	—
Principal payments on capital lease obligations	(4,018)	(1,224)
Taxes paid related to net settlement of shares	(700)	(512)
Distributions to non-controlling interest	—	(165)
Net cash and restricted cash used in financing activities	(8,131)	(11,745)
Net (decrease) increase in cash and restricted cash	(1,527)	28,448
Cash and restricted cash, beginning of period	59,174	29,211
Cash and restricted cash, end of period	$57,647	$57,659

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$7,779	4,049
Cash paid during the period for taxes	98	534

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss Attributable to Charah Solutions, Inc. to Adjusted EBITDA
(in thousands)
(Unaudited)

We define Adjusted EBITDA as net loss attributable to Charah Solutions, Inc. before income from discontinued operations, net of tax, interest expense, net, loss on extinguishment of debt, income taxes, depreciation and amortization, equity-based compensation, impairment expense (including inventory reserves), gain on change in contingent payment liability and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance compared to our peers, without regard to our financing methods or capital structure.
The following table presents a reconciliation of Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., our most directly comparable financial measure calculated and presented in accordance with GAAP, along with our Adjusted EBITDA margin.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(in thousands)
Net loss attributable to Charah Solutions, Inc.	$(9,603)	$(4,166)	$(21,643)	$(5,453)
Interest expense, net	4,467	3,314	9,040	6,549
Income tax expense	341	72	419	229
Depreciation and amortization	6,819	6,169	13,390	12,315
Equity-based compensation	746	699	1,537	998
Impairment expense	—	127	380	127
Transaction-related expenses and other items(1)	—	277	7	1,247
Adjusted EBITDA	$2,770	$6,492	$3,130	$16,012
Adjusted EBITDA margin(2)	3.6%	10.2%	2.2%	13.8%
(1)Represents expenses associated with the Amendment to the Credit Facility, non-recurring legal costs and expenses and other miscellaneous items.
(2)Adjusted EBITDA margin is a non-GAAP financial measure that represents the ratio of Adjusted EBITDA to total revenue. We use Adjusted EBITDA margin to measure the success of our businesses in managing our cost base and improving profitability.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss Attributable to Common Stockholders to
Adjusted Net Loss Attributable to Common Stockholders and Adjusted Loss per Basic/Diluted Share
(in thousands, except per share data)
(Unaudited)

Adjusted net loss attributable to common stockholders and Adjusted loss per basic/diluted share are non-GAAP financial measures. We define Adjusted net loss attributable to common stockholders as net loss attributable to common stockholders less, on a post-tax basis, income from discontinued operations, net of tax plus, on a post-tax basis, loss on extinguishment of debt, impairment expense (including inventory reserves) and transaction-related expenses and other items. Adjusted loss per basic/diluted share is based on Adjusted net loss attributable to common stockholders.
The following represents a reconciliation of net loss attributable to common stockholders, our most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted net loss attributable to common stockholders and Adjusted loss per basic/diluted share.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(in thousands)
Net loss attributable to common stockholders	$(11,324)	$(6,462)	$(25,603)	$(9,963)
Income tax expense	341	72	419	229
Impairment expense	—	127	380	127
Transaction-related expenses and other items(1)	—	277	7	1,247
Adjusted loss before income taxes attributable to common stockholders	$(10,983)	$(5,986)	$(24,797)	$(8,360)
Adjusted income tax expense(2)	404	105	489	372
Adjusted net loss attributable to common stockholders	$(11,387)	$(6,091)	$(25,286)	$(8,732)

Weighted-average shares outstanding used in loss per common share(3)
Basic	33,642	30,450	33,526	30,282
Diluted	33,642	30,450	33,526	30,282

Adjusted loss per basic share	$(0.34)	$(0.20)	$(0.75)	$(0.29)
Adjusted loss per diluted share	$(0.34)	$(0.20)	$(0.75)	$(0.29)
(1)Represents expenses associated with the Amendment to the Credit Facility, non-recurring legal costs and expenses and other miscellaneous items.
(2)Represents the effective tax rate of 3.7%% and 1.8% for the three months ended June 30, 2022 and 2021, respectively, and 2.0% and 4.4% for the six months ended June 30, 2022 and 2021, respectively, multiplied by adjusted loss before income taxes attributable to common stockholders.
(3)As a result of the loss per share for the three and six months ended June 30, 2022 and 2021, the inclusion of all potentially dilutive shares would be anti-dilutive. Therefore, dilutive shares of 14,159 and 12,018 were excluded from the computation of the weighted-average shares for diluted net loss per share for the three ended June 30, 2022 and 2021, respectively and dilutive shares of 13,640 and 11,903 were excluded from the computation of the weighted-average shares for diluted net loss per share for the six months ended June 30, 2022 and 2021, respectively.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Cash Flows from Operating Activities to Adjusted Free Cash Flow
(in thousands)
(Unaudited)

We define Adjusted free cash flow as cash flows from operating activities, cash and restricted cash received from ERT transactions and proceeds from the sales of real estate, property and equipment, less cash used for capital expenditures. We include cash and restricted cash received from ERT transactions and proceeds from the sales of property and equipment and exclude capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider Adjusted free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The following represents a reconciliation of net cash (used in) provided by operating activities, our most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted free cash flow. The presentation of Adjusted free cash flow is not meant to be considered in isolation or as an alternative to net cash provided by (used in) operating activities as a measure of liquidity.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
	(in thousands)
Net cash (used in) provided by operating activities	$(12,969)	$(3,824)	$(36,881)	$10,242
Cash and restricted cash received from ERT transaction	38,239	—	38,239	34,900
Net proceeds from the sales of real estate, property and equipment	5,299	3,786	8,394	4,232
Capital expenditures:
Maintenance and growth	(133)	(413)	(521)	(1,799)
Land improvements	(889)	(882)	(2,627)	(1,030)
Total capital expenditures	(1,022)	(1,295)	(3,148)	(2,829)
Adjusted free cash flow	$29,547	$(1,333)	$6,604	$46,545